UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 3, 2014

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, MA	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2014, the Board of Directors (the “Board”) of Karyopharm Therapeutics Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), elected Mr. J. Scott Garland as a director to fill a vacancy on the Board. Mr. Garland has been designated as a class III director to serve in accordance with the Company’s By-Laws until his successor has been duly elected and qualified or until his earlier death, removal or resignation.  In connection with his election to the Board, Mr. Garland was named to the Governance Committee.

Mr. Garland has been the Senior Vice President and Chief Commercial Officer at Relypsa Inc., a publicly-traded biopharmaceutical company since November, 2014.  Prior to Relypsa, Mr. Garland served as Executive Vice President and Chief Commercial Officer of Exelixis, Inc. a biopharmaceutical company focused on developing and commercializing cancer treatments, from October 2011 to October 2014. Prior to joining Exelixis, from April 2002 to October 2011, Mr. Garland held positions at Genentech, Inc. (“Genentech”), most recently serving as Vice President of Genentech’s Avastin® franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan® franchise and as a Director on the Tarceva® franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc. and from July 1991 to July 1995 served as a professional sales representative at Merck & Co., Inc. Mr. Garland has an MBA from Duke University’s Fuqua School of Business and a BA from California Polytechnic University (San Luis Obispo). The Company believes Mr. Garland’s qualifications to serve on the Board include his more than 20  years of sales, marketing and commercialization experience in the pharmaceutical and biopharmaceutical industry as well as his extensive management experience at publicly-traded companies biopharmaceutical companies.

There are currently no arrangements or understandings between Mr. Garland and any other person pursuant to which Mr. Garland was selected as a director.  There are currently no transactions in which Mr. Garland has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s director compensation policy (the “Policy”), Mr. Garland will receive (i) annual cash compensation of $30,000 ($7,500 per quarter) for his service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof.

In addition, in accordance with the Policy, the Board granted Mr. Garland an option to purchase 20,000 shares of the Company’s common stock on November 3, 2014. The option has an exercise price equal to $43.30, the closing price of the Company’s common stock on the date of grant, and vests as to one-third of the shares on the first anniversary of the date of grant, with remainder vesting in equal increments over 24 additional months.

In addition, the Company has entered into an indemnification agreement with Mr. Garland. The indemnification agreement requires the Company, to the full extent permitted by law, to indemnify Mr. Garland, and advance expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him, in actions or proceedings arising out of his service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: November 4, 2014	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Vice President, Corporate Development General Counsel and Secretary